Wiley Announces Retirement of Chief Financial Officer John Kritzmacher

Christina Van Tassell, former Dow Jones CFO, to become Wiley CFO

Hoboken, NJ, October 28, 2021– Wiley (NYSE: JW-A) (NYSE: JW-B), a global leader in research and education, today announced Executive Vice President and Chief Financial Officer John Kritzmacher plans to retire from the Company after eight years of service at the end of calendar year 2021.  Christina Van Tassell will join Wiley at the end of November 2021 as Executive Vice President and Chief Financial Officer, succeeding Mr. Kritzmacher.

“For eight years, John Kritzmacher has been an exceptional leader for Wiley, helping to drive the Company’s strategic direction, expanding growth profile and overall financial strength,” said Brian Napack, President and CEO.  “He has built an outstanding finance organization and leaves us well positioned for a bright future.  I want to extend my deepest gratitude to John for his partnership, and for his strong, principled leadership. All of us at Wiley wish John and his family much happiness in the future.”

Ms. Van Tassell joins Wiley with over 25 years of experience leading and innovating in global finance organizations.  She comes to Wiley from Dow Jones, where she has been its Chief Financial Officer since 2017.  Prior to Dow Jones, Ms. Van Tassell was the Chief Financial Officer at Xaxis, a WPP Company and a Partner and Chief Financial Officer at Centurion Holdings.  Earlier, she was at PricewaterhouseCoopers, holding senior roles in New York, London, and Sweden. Ms. Van Tassell will report to Brian Napack, President and Chief Executive Officer, and join the company’s Executive Leadership Team.  Mr. Kritzmacher will remain at Wiley through the end of the year as an advisor and to support the transition.

“I am delighted to welcome Christina Van Tassell to Wiley,” said Brian Napack, President and CEO. “She is an outstanding financial and operating executive with a proven track record of innovation and delivering results.  She brings a wealth of experience, insight and creativity to Wiley, along with a deep commitment to having positive impact on the world.  I’m very much looking forward to working with Christina to enable Wiley’s next phase of growth.”

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Media contact:
Andrea Sherman
asherman@wiley.com

Wiley Investors:
Brian Campbell
Brian.campbell@wiley.com